Context Strategic Global Equity Fund

N-SAR SUB-ITEM 77K  Changes in Registrants Certifying Accountants

Tait, Weller & Baker LLP (“Tait”) has been engaged to serve as the Context Strategic Global Equity Fund’s (the “Fund’s”) independent registered public accounting firm for the Fund’s fiscal year ending December 31, 2017 as of November 7, 2017. This decision to engage Tait was recommended and approved by the Audit Committee and the Board of Trustees of the Trust. From the Fund’s commencement of operations on October 27, 2016 through November 7, 2017, neither the Fund nor anyone on its behalf has consulted Tait on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

From the Fund’s commencement of operations on October 27, 2016, and through November 7, 2017, the Fund had no disagreements with Cohen & Company, LTD. (“Cohen”), the Fund’s previous independent registered public accounting firm, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K. Cohen’s audit opinion for the Fund’s fiscal year ended December 31, 2017, contained neither an adverse opinion nor disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

The Fund has requested that Cohen furnish it with a letter addressed to the Securities and Exchange Commission stating whether Cohen agrees with the statements contained above. A copy of the letter from Cohen to the Securities and Exchange Commission is filed as an exhibit hereto.